Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WITH RESPECT TO THE OMITTED PORTIONS. OMITTED PORTIONS ARE INDICATED BY [***].

Execution Copy

ALLIANCE AGREEMENT

THIS ALLIANCE AGREEMENT (“Agreement”) is made as of December 4, 2007 (the “Effective Date”), by and between Monster, Inc., a Delaware corporation with offices at 5 Clock Tower Place, Suite 500, Maynard, MA 01754 (“Monster”), and iHispano.com, LLC, an Illinois limited liability company with offices at 4265 N. Knox Avenue, Suite 300, Chicago, Illinois 60641 (“iHispano”).

RECITALS

A. WHEREAS, Monster owns and operates an interactive job posting and search/career destination portal and related content service on a web site currently located at www.monster.com (the “Monster Web Site”). Through the Monster Web Site, Monster operates a supplemental diversity-focused job search service called “Monster Diversity” that provides diversity-focused functionality and results for job applicants seeking employers interested in a diverse workforce and employers focused on hiring a diverse workforce as a supplement to Monster’s core job posting and resume search services. Through Monster Diversity, employers may (i) post job postings on the Monster Diversity section of the Monster Web Site and on the web sites of the diversity partners in Monster’s network (collectively a “Monster Diversity Job Posting”); (ii) perform searches of resumes in the Monster Web Site with search results showing flags for the resumes of Diverse Candidates (as defined herein) and (iii) advertise on the Monster Diversity section of the Monster Web Site and/or on any or all of the web sites of certain diversity partners in Monster’s network. Through Monster Diversity, job seekers may (a) post a resume through the Monster Diversity section of the Monster Web Site and be designated/flagged as a Diverse Candidate in the Monster Web Site resume database or (b) post a resume on the Monster Web Site and have an opportunity to self identify as a Diverse Candidate. Subject to the further clarifications of Section 2(j) of this Agreement, the products and services described above are referred to herein as “Monster Diversity”.

B. WHEREAS, iHispano owns and/or operates a Hispanic-focused job search and related content service at www.ihispano.com (the “iHispano Web Site”), the iHispano Vertical Channels (as defined below) and certain iHispano Partner Channels (as defined below);

C. WHEREAS iHispano and Monster desire that iHispano become part of the diversity partner network of Monster; and

D. WHEREAS, Monster and iHispano desire to cooperate by (i) Monster administering the job search portion of the iHispano Web Site, iHispano Vertical Channels and iHispano Partner Channels (collectively, the “iHispano Channels”), (ii) Monster selling job postings and advertising on the iHispano Channels and Resume Search Services in the Monster Web Site resume database (such database to include iHispano Channel resumes) as part of a package with Monster Diversity, and (iii) Monster incorporating resumes from the iHispano Channels into the Monster Web Site resume database, such resumes to be designated/flagged as resumes of Diverse Candidates, all on the terms and conditions set forth herein.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES A ND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WITH RESPECT TO THE OMITTED PORTIONS. OMITTED PORTIONS ARE INDICATED BY [***].

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and obligations contained herein, and intending to be legally bound hereby as of the date hereof, Monster and iHispano agree as follows:

1. Definitions. As used herein, the following terms shall have the following meanings:

(a) “Affiliate” of a Party means a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Party. As used in this definition, “control”, “controlled by” and “under common control with” shall mean the possession, directly or indirectly, of power to direct or cause the direction of the management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

(b) “ALPFA” means the Association of Latino Professionals in Finance and Accounting.

(c) “Applicant” means, for purposes of job board components of the iHispano Channels administered by Monster, an individual who applies for a Diversity Job by clicking on links provided on the iHispano Web Site in conformance with ADICIO standards.

(d) “Career Data” means resume and/or career-related information.

(e) “Change in Control” means the sale of all or substantially all of the outstanding shares of capital stock, assets or business of an Entity, by merger, consolidation, sale of assets or otherwise (other than a transaction in which the individuals and entities who were beneficial owners of the voting securities of such Entity immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of (i) the resulting, surviving or acquiring corporation in the case of a merger, consolidation or sale of outstanding shares or (ii) the acquiring corporation in the case of a sale of assets). For the purposes of this definition, (A) “Control” means: (1) the possession, directly or indirectly, of more than 50% of the issued and outstanding share capital, stock or other securities of, or the voting rights in an Entity; or (2) the possession, directly or indirectly, of the right to appoint or remove the majority of the board of directors of an Entity and (B) “Entity” means any natural or legal person, partnership, association or governmental authority.

(f) “Commissions” means the Jobs Commissions, Media Commissions and Resume Contribution Fees.

(g) “Diverse Candidates” are job seekers (1) who post resumes through the Monster Diversity section of the Monster Web Site and (2) who post resumes on the Monster Web Site and self identify as a job applicant seeking employers interested in a diverse workforce.

(h) “Diversity Job” means a job advertised in a Monster Diversity Job Posting.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES A ND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WITH RESPECT TO THE OMITTED PORTIONS. OMITTED PORTIONS ARE INDICATED BY [***].

(i) “Fulfillment Sales” means postings of Job Postings on behalf of an iHispano customer on any of the iHispano Channels pursuant to contracts to which iHispano was contractually bound prior to the Effective Date, and posted after iHispano first uses best efforts to transfer such customer to become a Monster Diversity customer and the iHispano customer refuses to do so.

(j) “Guarantee Amount” means [***].

(k) “iHispano Career Data” means Career Data collected by iHispano through the iHispano Channels before or during the Term.

(l) “iHispano Marks” means the trademarks listed on Exhibit A hereto.

(m) “iHispano Partner” means a Third Party provider of job search services with which iHispano has an alliance or cooperation relationship and that agrees in writing to cooperate with iHispano on terms and conditions consistent with this Agreement, subject to the consent of Monster on a case-by-case basis. iHispano shall use best efforts to obtain from ALPFA and NSHMBA their respective written agreements to (i) accept Job Postings from Monster Diversity that have been reviewed and qualified by iHispano and (ii) provide resumes to Monster Diversity for inclusion in the Monster Web Site resume database and designated/flagged therein as Diverse Candidate resumes, it being understood that such agreements may be conditioned upon ALPFA’s and NSHMBA’s continuing satisfaction with such arrangement. iHispano Partners shall include all future partners as agreed to in writing by the Parties. Monster may remove an iHispano Partner for any or no reason upon thirty (30) days prior written notice to iHispano.

(n) “iHispano Partner Channels” means the career center portions of all channels of iHispano Partners administered by iHispano.

(o) “iHispano Vertical Channels” means all vertical diversity channels of iHispano, including without limitation: www.AsianJobBoard.com, www.GBLTCareers.com, wwwWomensCareerChannel.com, www.PWDCareers.com (www.PeopleWithDisabilitiesCareers.com), www.AfricanAmericanCareerChannel.com and www.AmericanVeteranJobs.com.

(p) “iHispano Web Site” has the meaning set forth in the recitals above.

(q) “Intellectual Property Rights” means all patent, copyright (including any rights in the source code), database rights, designs, design rights, trademarks, service marks, trade and business names, domain names, trade secrets and all other intellectual and intangible property rights, in each case whether registered or unregistered and including all registrations and applications therefore, and all continuations, continuations in part, divisional applications, re-examinations and renewals of any of the foregoing and all associated goodwill, in each case in any jurisdiction.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES A ND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WITH RESPECT TO THE OMITTED PORTIONS. OMITTED PORTIONS ARE INDICATED BY [***].

(r) “Job Posting” means an advertisement for a permanent or temporary job that is included on a jobs board, such as the Monster Web Site and iHispano Web Site, submitted by a prospective employer seeking employees or contractors.

(s) “Jobs Commission” shall have the meaning set forth in Section 3(a).

(t) “Jobs Commission Rate” shall have the meaning set forth in Section 3(a).

(u) “Jobs Revenue” means the Recognized Revenue from the sale of Monster Diversity Job Postings on or after the Effective Date.

(v) “Media Commission” shall have the meaning set forth in Section 3(c).

(w) “Media Revenue” means the Recognized Revenue actually received by Monster from the sale of media advertising on iHispano Channels that was received by Monster on or after the Effective Date.

(x) “Monster Career Data” means Career Data collected by Monster through (i) the Monster Diversity section of the Monster Web Site, (ii) the Monster Web Site with the contributor of such Career Data designating himself/herself as a Diverse Candidate or (iii) the iHispano Channels.

(y) “Monster Diversity” has the meaning set forth in the recitals above.

(z) “Monster Diversity Job Posting” has the meaning set forth in the recitals above.

(aa) “Monster Web Site” has the meaning set forth in the recitals above.

(bb) “NSHMBA” means the National Society of Hispanic MBAs.

(cc) “Parties” means Monster and iHispano and “Party” means either Monster or iHispano, as applicable.

(dd) “Passive Ecomm Sales” means passive sales (i.e., without active individual sales efforts) of Job Postings by an iHispano Partner through an iHispano Partner Channel, and, only during the first twelve (12) months of the Term of this Agreement, by iHispano through the iHispano Website or iHispano Vertical Channels.

(ee) “Recognized Revenue” means the total revenue actually recognized and accrued according to GAAP by Monster, excluding any (a) discounts, rebates and refunds, (b) taxes, duties and levies in any applicable jurisdiction, (c) revenue shares owed to Third Parties, or (d) sales commissions to employees or any Third Parties that are not employees of such Party.

(ff) “Resume Search Services” means enabling a Third Party to search resumes for prospective employees or contractors, either on such Third Party’s behalf or for its clients.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES A ND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WITH RESPECT TO THE OMITTED PORTIONS. OMITTED PORTIONS ARE INDICATED BY [***].

(gg) “Term” means the term of this Agreement set forth in Section 6(a).

(hh) “Third Party” means any person or entity that is not a Party or an Affiliate of either Party.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES A ND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WITH RESPECT TO THE OMITTED PORTIONS. OMITTED PORTIONS ARE INDICATED BY [***].

2. Integration; Joint Marketing and Exclusivity.

(a) Administration. iHispano hereby agrees that it will, and it will use good faith efforts to cause each iHispano Partner to, transfer the administration of job board components of the iHispano Channels to Monster for operation in conjunction with Monster Diversity. As part of such administration, Monster will (i) host the job boards for the iHispano Channels and (ii) post resumes from the iHispano Channels into the Monster Web Site resume database, such resumes to be designated/flagged therein as Diverse Candidate resumes. The logistics of implementing such administration by Monster shall be mutually agreed by the Parties in writing. Both Parties agree and acknowledge that the administration of the job board components will evolve, with iHispano initially handling much of the administration and providing regular data feeds to Monster to enable the foregoing tasks and, over time, Monster assuming more control over the functions and operation of the iHispano Channels such that Monster will need little or no involvement from iHispano personnel in order to perform the foregoing tasks. Monster initially, if necessary, will provide a data feed of job posting content (and updates thereto) to iHispano and iHispano agrees to post such job postings (and updates) within a reasonable amount of time of receipt thereof. Monster and iHispano will transfer administration on a channel-by-channel basis; transfer of administration, authority and responsibility of an iHispano Channel to Monster will not be delayed because Monster is not yet prepared to administer other channels. While iHispano is administering an iHispano Channel, iHispano shall provide all resumes and iHispano Career Data received by that iHispano Channel to Monster on a nightly basis or on such less frequent basis as may be requested by Monster from time to time. Until the Parties agree on and implement the logistics for such administration by Monster of an iHispano Channel, and to the extent any iHispano Partner does not agree to such administration by Monster, iHispano will continue to host the job boards for such iHispano Channels; provided, however, that, iHispano shall report to Monster the number of Applicants each calendar month during the Term of this Agreement within fifteen (15) days of the end of such calendar month. iHispano acknowledges that Monster Diversity Job Postings will only be available on iHispano Partner Channels if the iHispano Partner agrees to the terms set forth in the applicable side letter agreements attached hereto as Exhibit C.

(b) Appointment. Subject to the terms and conditions of this Agreement, iHispano hereby appoints Monster as its exclusive seller of (i) Job Postings and advertising on each of the iHispano Channels and (ii) Resume Search Services involving all resumes available in Monster Web Site resume database which includes resumes from the iHispano Website and iHispano Vertical Channels (it being understood that (x) resumes from an iHispano Partner Channel may be included in the Monster Web Site resume database subject to agreement between Monster and such iHispano Partner and (y) Monster shall not sell Resume Search Services involving resumes only available in the iHispano Channels); provided that iHispano Partners shall remain free to engage in the foregoing activities with Third Parties. For the avoidance of doubt, and without limiting the foregoing, iHispano shall accept Job Postings from Monster even when such Job Postings originated from one of Monster’s newsprint partners, not subject to any additional commissions or fees payable to iHispano. iHispano acknowledges that Monster has alliances with various newspapers which require exclusivity and restrict Monster’s ability to perform similar services for competing newspapers. iHispano acknowledges that the acceptance of Job Postings by iHispano Channels from a newspaper that is not part of the Monster newspaper alliance may cause Monster to breach its existing agreements with its newspaper partners. Notwithstanding the foregoing, Monster agrees to allow the iHispano Web Site and iHispano Vertical Channels to accept Job Postings from its newspaper partners until the termination of iHispano’s newspaper partnership agreements and arrangements.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES A ND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WITH RESPECT TO THE OMITTED PORTIONS. OMITTED PORTIONS ARE INDICATED BY [***].

(c) Transfer of iHispano Customers to Monster Diversity. Commencing on the Effective Date, iHispano and Monster shall cooperate to contact iHispano Job Posting customers and prospective customers (“iHispano Customers”) and use good faith efforts to transfer those iHispano Customers to become Monster Diversity customers.

(d) Non-Compete; Exclusivity. During the Term, iHispano hereby agrees that it will not, directly or indirectly, (i) enable any other provider of job search services to provide content to, or derive content or advertising from, the iHispano Channels, including without limitation, job postings on the iHispano Channels; (ii) develop, sell or provide any product or service competitive with the Monster Web Site; (iii) permit any Third Party to advertise on the iHispano Web Site or iHispano Vertical Channels; (iv) accept new Job Postings directly into the iHispano Web Site or iHispano Vertical Channels, except for administering the job board of any iHispano Partner that receives new Job Postings through Passive Ecomm Sales; (v) provide Resume Search Services, except as permitted pursuant to Section 2(g) or (vi) provide or sell resumes to any other provider of job search services; provided that, in all cases iHispano may engage in Fulfillment Sales and satisfy its commitments and obligations under binding agreements with Third Parties in existence as of the Effective Date (“Existing Agreements”), notwithstanding the restrictions set forth in any of clauses (i) through (vi) above. For the avoidance of doubt, upon the Effective Date, iHispano shall remove all advertising on the iHispano Channels for all job board competitors of Monster, including without limitation CareerBuilder, Yahoo Hotjobs, Dice and Craigslist. Following the Effective Date, to the extent iHispano has the right to terminate, suspend or otherwise cancel an Existing Agreement, iHispano shall promptly terminate all such Existing Agreements. For the avoidance of doubt, and without limiting the foregoing, Monster acknowledges that iHispano has alliance or cooperation agreements with the following Third Party providers of job search services: Association of Latino Professionals in Accounting and Finance (ALPFA), CareersForLatinos.com, Latina Style Magazine, Latinos in Information Sciences and Technology Association (LISTA), National Hispanic Business Association, Inc. (NHBA), National Hispanic Professional Organization (NHPO), National Association of Hispanic Masters in Business Administration (NSHMBA), Quepasa.com Corporation and Telemundo Group Inc. (“Third Party Alliances”), which may be maintained, extended or renewed in iHispano’s sole discretion. Except for NSHMBA and ALPFA and any other iHispano Partner, iHispano agrees that it shall not post Monster Diversity Job Postings on such Third Party Alliance sites. iHispano shall be allowed to post Job Postings as a result of Fulfillment Sales and Passive Ecomm Sales on such Third Party Alliance sites.

iHispano agrees that all Job Postings posted on the iHispano Web Site and iHispano Vertical Channels after the Effective Date as a result of Passive Ecomm Sales or Fulfillment Sales shall comply with Monster’s Terms of Use available at the Monster Web Site through the link “Terms of Use”. In addition, in the event that any iHispano customer who has posted a Job Posting as a result of a Passive Ecomm Sales or a Fulfillment Sale is the subject of a criminal investigation, such Job Posting will be immediately disabled.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES A ND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WITH RESPECT TO THE OMITTED PORTIONS. OMITTED PORTIONS ARE INDICATED BY [***].

(e) Marketing Efforts of Monster. Monster shall use commercially reasonable efforts to (i) promote Monster Diversity consistent with past practices and the added benefits provided by the cooperation between Monster and iHispano set forth herein and the addition of the iHispano Channels to the Monster Diversity partner network, (ii) develop and promote iHispano, the iHispano Web Site and iHispano Vertical Channels (including, without limitation, with emails and newsletters to the Monster job seeker customer base, banner ads on the Monster Web Site and by facilitating not less than [***] mass email distributions to at least [***] different regions to promote co-branded job fairs with iHispano on an annual basis), and (iii) sell Job Postings, and advertising on the iHispano Channels and Resume Search Services of the Monster Web Site resume database (which includes resumes from the iHispano Channels) as part of a package with Monster Diversity, all at Monster’s own expense.

(f) Continued Marketing Efforts of iHispano. iHispano shall continue to promote itself and its position in the job search market for Hispanic job seekers and employers seeking Hispanic employees, all at iHispano’s own expense. Such efforts shall be at least as significant as were implemented by iHispano in the year prior to the Effective Date, and shall include, without limitation, (i) grass roots efforts, (ii) attendance at conferences, events, job fairs, speaking engagements and similar events, (iii) online and offline marketing and technology support of the iHispano Channels and the job and employee search services available through such web sites and their integration with Monster Diversity and (iv) other marketing activities such as SEO/SEM, email blasts and newsletters.

(g) Retained Rights of iHispano. iHispano shall not be subject to any restriction with respect to the iHispano Channels and their respective businesses, except as provided in this Agreement. For the avoidance of doubt, iHispano may (i) subject to Section 2(b) above, continue to host, maintain and provide content for the iHispano Channels, (ii) continue to engage in Fulfillment Sales and Passive Ecomm Sales as permitted in Section 2(d) and offer Resume Search Services solely with respect to resumes posted on the iHispano Channels, and (iii) satisfy its commitments and obligations under Existing Agreements as provided in Section 2(d).

(h) Compliance with Laws. Monster and iHispano shall perform their obligations under this Agreement in compliance with applicable federal and state laws, rules and regulations, including the current Equal Employment Opportunity Commission rules, regulations and guidelines. The parties hereby agree that they will use commercially reasonable efforts to exercise mutual goodwill in their respective interpretation of the applicability of such laws and shall, in the case of disagreement on such applicability, obtain the written opinion of independent counsel competent in the pertinent areas of law and regulatory statutes and selected by the mutual consent of the parties hereto.

(i) iHispano Partners. iHispano shall use best efforts to cause each Third Party provider of job search services with which iHispano has an alliance or cooperation relationship to become an iHispano Partner, but the refusal of any such Third Party to become an iHispano Partner on terms and conditions satisfactory to each of Monster and iHispano shall not constitute a breach or default by iHispano hereunder. Without limiting iHispano’s obligations pursuant to Section 2(d) hereof, Monster and iHispano agree that all obligations of iHispano with respect to an iHispano Partner Channel are subject to the applicable iHispano Partner agreeing in writing with iHispano that such iHispano Partner will meet such obligations with respect to its job

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES A ND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WITH RESPECT TO THE OMITTED PORTIONS. OMITTED PORTIONS ARE INDICATED BY [***].

search channels, which shall then become iHispano Partner Channels. iHispano will cooperate with Monster in enforcing the terms of any such agreement; provided that, notwithstanding anything to the contrary contained herein, iHispano shall not be responsible or liable for an iHispano Partner’s breach of such agreement, nor shall a breach under this Agreement result to the extent arising from or caused by an iHispano Partner’s breach of such agreement.

(j) Monster Diversity Only. For the avoidance of doubt, iHispano agrees and acknowledges that the fees payable to iHispano, and the restrictions on Monster, apply solely to the Monster Diversity component of Monster’s business and revenues tied solely to Monster Diversity products and services. Monster shall have reasonable discretion to establish codes in Monster’s internal systems to identify Monster Diversity products and services and the allocation of fees therefor. For example and without limitation, iHispano agrees and acknowledges that, for a Monster Diversity employer customer posting Job Postings or utilizing Resume Search Services on the Monster Web Site, will pay Monster a fee for access to Monster services generally and another fee specifically for the Monster Diversity services embedded in the Monster services. In such case, only the portion of the fees specifically paid for the Monster Diversity services will be counted toward Jobs Revenue or any other revenue subject to commissions or other fees payable by Monster hereunder.

(k) Test Accounts. Monster may provide iHispano with access to the Monster Web Site resume database from time to time, similar to the license access provided to Monster employer customers. iHispano agrees that (A) such access is for iHispano employees only and that it shall not provide its login credentials to any Third Party, (B) it shall use such test account resume access and resumes and other content from the Monster Web Site solely for the purpose of furthering the cooperation between Monster and iHispano hereunder and (C) it shall not, directly or indirectly, distribute any content from the Monster Web Site to any Third Party. iHispano shall be responsible for any and all improper use of its login credentials. iHispano further agrees that its use of the test accounts shall be subject to the general terms and conditions applicable to the Monster Web Site, accessible through the link “Terms of Use”. Monster may terminate such accounts at any time. iHispano shall not use information obtained from the Monster Web Site resume database to send unsolicited mail or email, make unsolicited phone calls or send unsolicited faxes. iHispano shall not use any engine, software, tool, agent or other device or mechanism (including without limitation browsers, spiders, avatars or intelligent agents) to navigate or search the Monster Web Site resume database except for generally available third party web browsers (e.g. Internet Explorer, Firefox, Safari). iHispano shall not decipher, decompile, disassemble or reverse engineer any of the software comprising or in any way making up a part of the Monster Web Site.

(l) Redistribution of Job Postings. Other than as expressly set forth herein, iHispano shall not resell or transfer any Monster Diversity Job Postings (or any content therein) to any Third Party.

3. Commissions.

(a) Job Postings Commissions. In partial consideration of the rights granted to Monster hereunder, Monster shall pay iHispano the Jobs Commission Rate of Jobs Revenue (the “Jobs Commission”) in each calendar quarter ending after the Effective Date; where the

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES A ND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WITH RESPECT TO THE OMITTED PORTIONS. OMITTED PORTIONS ARE INDICATED BY [***].

“Jobs Commission Rate” shall vary by each calendar month during such calendar quarter and shall equal (i) [***] percent ([***]%) if, in each such calendar month, there are fewer than [***] unique Applicants in such calendar month or (ii) if there are more than [***] unique Applicants in such calendar month, (A) [***] percent ([***]%) if the number of unique Applicants does not exceed the number of Monster Diversity Job Postings in such calendar month and (B) [***] percent ([***]%) if the number of unique Applicants exceeds the number of Monster Diversity Job Postings in such calendar month, pro-rated for any portion of a calendar month.

(b) Guarantee.

(i) In each year of the Term, Monster shall pay Jobs Commissions at least equal to the Guarantee Amount.

(c) Media Sales Commissions. In partial consideration of the rights granted to Monster hereunder, Monster shall pay iHispano [***] percent ([***]%) of Media Revenue (“Media Commission”) received by Monster in that calendar quarter within forty-five (45) days of the end of each calendar quarter ending after the Effective Date.

(d) Payments to iHispano Partners. iHispano shall be solely responsible for making payments to iHispano Partners and its other partners, such as NSHMBA and ALPFA, out of the Commissions paid by Monster hereunder.

4. Payment; Recordkeeping.

(a) Currency. All Commissions due hereunder shall be paid in U.S. dollars.

(b) Quarterly Report; Payments. Commencing on November 30, 2007, and on the last business day of each calendar month thereafter during the Term of this Agreement, Monster will pay to iHispano an amount equal to one-twelfth of the Guarantee Amount. Within forty-five (45) days of the end of each calendar quarter, Monster will deliver to iHispano a report summarizing the amount of Jobs Commissions and Media Commissions accrued during such calendar quarter, each separately identified, together with payment of the excess of Jobs Commissions over the Guarantee Amount and Media Commissions in respect of such calendar quarter.

(c) Audit Rights. From time to time upon reasonable advance notice and during normal business hours, each Party (or its agents and representatives) shall have the right to inspect the books and records of the other Party specifically relating to this Agreement in order to verify the amount and proper payment of Commissions, the reporting of Applicants or other compliance with this Agreement. Any breaches noted in such audit shall be promptly corrected.

(d) Taxes. iHispano shall pay any sales, use, property, license, value added, withholding, excise or similar tax whether federal, state or local, properly payable as a result of Monster’s payment of the Commissions hereunder, and any related duties, tariffs and similar charges, exclusive of taxes based on the net income of Monster.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES A ND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WITH RESPECT TO THE OMITTED PORTIONS. OMITTED PORTIONS ARE INDICATED BY [***].

5. Intellectual Property Rights.

(a) Web Sites. Subject to Section 5(b) below, iHispano (and its licensors, where applicable) shall continue to be the sole and exclusive owner of the iHispano Web Site and each of the iHispano Vertical Channels and all content and proprietary rights therein, including without limitation patent, copyright and trade secrets; provided that Monster shall own any content of Intellectual Property Rights provided by Monster in any of the iHispano Channels,. Monster and its Affiliates shall continue to be the sole and exclusive owner of the Monster Web Site, Monster Diversity, and all content and proprietary rights therein, including without limitation patent, copyright and trade secrets; provided that iHispano shall own any content of Intellectual Property Rights provided by iHispano in the Monster Web Site.

(b) Career Data.

(i) iHispano Career Data. Subject to clause (iii) below, iHispano shall continue to be the sole and exclusive owner of all iHispano Career Data. iHispano hereby grants to Monster an irrevocable, perpetual, non-exclusive (subject to the restrictions set forth in Section 2(d) hereof), royalty-free license to use the iHispano Career Data, solely to the extent iHispano provides such iHispano Career Data to Monster prior to the expiration or termination of this Agreement, on the Monster Web Site and to make available such iHispano Career Data to users of the Monster Web Site and subscribers to Resume Search Services, provided that Monster shall not disclose iHispano Career Data except as combined with Monster Career Data and Monster shall not enable any third party to isolate iHispano Career Data from Monster Career Data.

(ii) Monster Career Data. Monster shall be the sole and exclusive owner of all Monster Career Data. iHispano acknowledges that it shall have no right or license to the Monster Career Data.

(iii) Shared Data. Monster and iHispano shall jointly own all iHispano Career Data received by iHispano or the iHispano Channels during the Term of this Agreement, without royalties or accounting.

(c) Trademark Placement; Trademark License.

(i) Monster Mark. iHispano hereby agrees to place the mark “Powered by Monster” (the “Monster Mark”) in such locations as Monster may reasonably request on the iHispano Channels. Monster hereby grants iHispano a non-exclusive, non-transferable, non-sublicensable, worldwide license to use such Monster Mark only where and when approved by Monster; provided that iHispano hereby agrees that it (i) shall immediately cease use of the Monster Mark upon Monster’s written request and (ii) display symbols and notices clearly and sufficiently on the iHispano Web Site, as required by Monster from time to time, indicating the trademark status and ownership of the Monster Mark. All such use of the Monster Mark shall inure to the benefit, and be on behalf, of Monster.

(ii) iHispano Marks. iHispano hereby grants Monster a non-exclusive, non-transferable, non-sublicensable, worldwide license to use and display the iHispano Marks in connection with Monster’s exercise of its rights and obligations under this Agreement; provided that Monster hereby agrees that it (i) shall immediately cease use of the iHispano Marks upon iHispano’s written request, (ii) shall not create a unitary composite mark involving an

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES A ND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WITH RESPECT TO THE OMITTED PORTIONS. OMITTED PORTIONS ARE INDICATED BY [***].

iHispano Mark without the prior written consent of iHispano, (iii) shall use the iHispano Marks solely for the promotion of Job Postings, advertising, Resume Search Services, the Monster Web Site and Monster Diversity, all in accordance with this Agreement and not in connection with any other activity, and (iv) displays symbols and notices, as required by iHispano from time to time, clearly and sufficiently indicating the trademark status and ownership of the iHispano Marks in accordance with applicable trademark law and practice. All such use of the iHispano Marks shall inure to the benefit, and be on behalf, of iHispano.

(d) Ownership. Each Party acknowledges that such use of the trademarks of the other Party will not create in it, nor will it represent it has, any right, title, or interest in or to such trademarks other than the licenses expressly granted in this Agreement and that the trademark owner may terminate such Party’s rights granted pursuant to this Section 5 immediately upon such Party’s breach of any of its obligations under this Agreement.

6. Term and Termination.

(a) Term; Renewals. This Agreement shall commence on the Effective Date and shall continue in effect until the three (3) year anniversary of the Effective Date (the “Initial Term”), and thereafter will be automatically renewed for successive one (1) year periods (each, a “Renewal Term”), unless either Monster or iHispano gives to the other Party sixty (60) days prior written notice of its intention not to renew this Agreement at the end of the Initial Term or the then-current Renewal Term or this Agreement is sooner terminated in accordance with the provisions of this Section 6. The Initial Term and each Renewal Term are referred to herein as the “Term.”

(b) Breach. Either Party shall have the right to terminate this Agreement if (i) the other Party shall fail to perform any material obligation, breach a representation or warranty or fail to fulfill any material condition hereunder or any obligation to the other Party required by law (a “Breach”), (ii) the non-breaching Party has given the breaching Party written notice of the Breach and an intent to terminate this Agreement due to such Breach and (iii) the breaching Party shall not have cured the breach within thirty (30) days after such notice has been given.

(c) Insolvency. Either Party shall have the right to terminate this Agreement if the other Party files a petition in bankruptcy, or is adjudicated as bankrupt, or takes advantage of the insolvency laws of any jurisdiction, or makes an assignment for the benefit of creditors, or is voluntarily or involuntarily dissolved, or has a receiver, trustee or other court officer appointed for its property, or has filed against it any involuntary petition in bankruptcy which is not dismissed or withdrawn within sixty (60) days.

(d) Other. Monster shall have the right to pursue additional diversity partnerships in the event there are fewer than [***] unique Applicants in each month for [***] consecutive calendar months during the second and third years of the Initial Term. For the avoidance of doubt, Monster does not have any exclusivity obligations to iHispano at any time under this Agreement.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES A ND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WITH RESPECT TO THE OMITTED PORTIONS. OMITTED PORTIONS ARE INDICATED BY [***].

(e) Effect of Termination. Upon termination of this Agreement for any reason, except as set forth in Section 6(h) below, all rights and obligations of the Parties shall immediately terminate and: (i) other than as expressly set forth herein, each Party shall return to the other Party any advertising and other materials furnished to it by such other Party; (ii) each Party shall remove and not thereafter use any signs containing the name or trademarks of the other Party; and (iii) each Party shall destroy all of its advertising matter and other preprinted matter remaining in its possession or under its control containing the name of the other Party or any of its products and related trade names or trademarks of the other Party. Termination shall be in addition to, and shall not prejudice, any of the Parties’ other remedies at law or in equity.

(f) No Compensation. Each Party agrees that neither it nor its employees shall be entitled to any compensation or severance payment resulting from the fact of the termination of this Agreement or relating to any goodwill created by such Party, and whether relating to loss of prospective sales, investments, compensation or goodwill. Each Party, for itself and on behalf of its employees, hereby waives any right it may have under any applicable laws with respect to any such payments, including but not limited to applicable termination, labor, social security or other similar laws or regulations.

(g) Survival. Notwithstanding any termination or expiration of this Agreement, Sections 1, 3 (solely with respect to Commissions accrued during the Term and thereafter during such period as iHispano continues to provide services and access to iHispano Career Data pursuant to Section 6(g) hereof), 4, 5(a), 5(b), 6(e), 6(g), 6(h), 7, 9, 10 and 11 shall survive and remain in effect in accordance with their terms. Termination for any reason or expiration of this Agreement shall not relieve either Party from any liability which at the time of termination or expiration already has accrued to the other Party hereto or which thereafter may accrue in respect of any act or omission prior to termination or expiration, or from any obligation which is expressly stated herein to survive termination or expiration.

(h) Surviving Customer Obligations. iHispano agrees that it shall cooperate with Monster to provide such services and access to iHispano Career Data as needed for Monster to meet customer obligations relating to the cooperation between iHispano and Monster for one (1) year following expiration or termination of this Agreement, to the extent such customer obligations are binding on Monster after the expiration or termination of this Agreement.

7. Confidentiality. During and after the Term of this Agreement and for five (5) years thereafter, Monster, on the one hand, and iHispano, on the other hand (and each of their respective owners, shareholders, directors, and officers) shall keep secret and retain in the strictest confidence, and shall not use for its benefit or the benefit of any person or entity, except in connection with the business and affairs of the other Party, as the case may be, and its affiliates, all information relating to the business and affairs of the other Party and its affiliates learned by Monster and iHispano, as the case may be, directly or indirectly from the other Party (including, but not limited to, such other Party’s Affiliates and its and their predecessors in interest), including, without limitation, information with respect to (i) processes, products, procedures and formulas, (ii) sales amounts and commissions due hereunder, and (iii) customers, clients, suppliers, sources of supply and customer lists (collectively, the “Confidential Information”), and shall not disclose such Confidential Information to anyone outside of iHispano and Monster and their respective affiliates, as the case may be, except with the other Party’s express written

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES A ND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WITH RESPECT TO THE OMITTED PORTIONS. OMITTED PORTIONS ARE INDICATED BY [***].

consent. The term “Confidential Information” shall not include information which is (1) is generally available to the public or otherwise readily ascertainable from published information or trade sources, or (2) is received from a Third Party that is not under an obligation to keep such information confidential and without breach of this Agreement. In addition, each Party shall have the right to comply with any disclosure of information that is required pursuant to a writ, judgment, subpoena, decree, injunction or similar order (whether preliminary or final) of any court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, official or instrumentality of any such government or political subdivision (provided that prior written notice is given to iHispano and Monster, as the case may be, and the other Party, to the extent practicable, provides iHispano and Monster, as the case may be, a reasonable opportunity to obtain a protective order prior to such disclosure). Each of Monster and iHispano acknowledges that any breach of the confidentiality obligations set forth in this Section 7 may result in irreparable injury to the other Party for which such other Party cannot be adequately compensated by monetary damages alone. Each of Monster and iHispano agrees, therefore, that, in addition to any other remedy it may have under law or in equity, each such Party shall have the right and remedy to have the confidentiality obligations specifically enforced by any court having equity jurisdiction, including without limitation, the right to an entry against the other Party of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such confidentiality obligations.

8. Representations, Warranties and Right of First Refusal Covenant.

(a) Representations and Warranties of Monster. As a material inducement to iHispano to enter into this Agreement, Monster hereby makes the following representations and warranties to iHispano:

(i) Monster is a corporation duly organized, validly existing and presently subsisting under the laws of the State of Delaware.

(ii) Monster has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

(iii) Monster has duly executed and delivered this Agreement and the execution, delivery and performance by Monster of this Agreement will not conflict with or violate any provision of any agreement or instrument to which Monster is a party or by which Monster is bound.

(b) Representations and Warranties of iHispano. As a material inducement to Monster to enter into this Agreement, iHispano hereby makes the following representations and warranties to Monster:

(i) iHispano is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois.

(ii) iHispano has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES A ND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WITH RESPECT TO THE OMITTED PORTIONS. OMITTED PORTIONS ARE INDICATED BY [***].

(iii) iHispano has all appropriate rights and licenses to provide Monster with (x) the right to access and administer the career center functions of iHispano Channels and (y) all resumes and other iHispano Career Data provided by iHispano to Monster hereunder; provided that, iHispano shall not be responsible or liable for resumes and other iHispano Career Data provided by iHispano Partners.

(iv) iHispano has duly executed and delivered this Agreement and the execution, delivery and performance by iHispano of this Agreement will not conflict with or violate any provision of any agreement or instrument to which iHispano is a party or by which iHispano is bound.

(v) Exhibit B to this Agreement lists all Existing Agreements. iHispano has provided Monster with a copy of each Existing Agreement.

(c) Right of First Refusal. If iHispano is in negotiations to enter into a Change in Control, then iHispano shall provide Monster with written notice of the intent to negotiate and the key terms of the proposed arrangement (the “Notice”). Within twenty-five (25) days of receipt of the Notice, Monster shall provide iHispano with a written notification (the “Acceptance Notice”) that Monster desires to enter into a comparable arrangement with iHispano on terms and conditions no less favorable to iHispano as the terms and conditions set forth in the Notice. If Monster delivers an Acceptance Notice in the required timeframe, then iHispano and Monster shall negotiate in good faith a definitive agreement to implement the terms and conditions set forth in the Notice. If iHispano does not receive an Acceptance Notice within twenty-five (25) days of Monster’s receipt of the Notice or if a definitive agreement is not executed by both iHispano and Monster within forty-five (45) days of iHispano’s receipt of the Acceptance Notice (unless due to iHispano’s failure or refusal to accept the terms and conditions set forth in the Notice), then iHispano shall be free for a period of one hundred twenty (120) days thereafter to enter into an arrangement with such third party on terms and conditions no less favorable to iHispano, when taken as a whole, to those set forth in the Notice.

9. General Exclusion of Warranties and Liability.

(a) GENERAL EXCLUSION OF WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, ORAL OR WRITTEN, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, REGARDING ANY MATTER PERTAINING TO THIS AGREEMENT.

(b) DISCLAIMER. EXCEPT IN THE CASE OF A PARTY’S BREACH OF THE COVENANTS SET FORTH IN SECTIONS 2(k), 2(l),5 AND 7 OR WARRANTIES IN SECTION 8(b) (iii) OF THIS AGREEMENT OR EITHER PARTY’S INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 10 OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL THE PARTIES BE LIABLE TO EACH OTHER OR ANY OTHER PERSON FOR LOST PRODUCTIVITY, BUSINESS INTERRUPTION, LOSS OF DATA, LOST REVENUES, LOST PROFITS, LOSS OF BUSINESS, OR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY NATURE,

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES A ND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WITH RESPECT TO THE OMITTED PORTIONS. OMITTED PORTIONS ARE INDICATED BY [***].

WHETHER OR NOT FORESEEABLE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE USE OR PERFORMANCE OF THE WEB SITES OF ANY OF THE PARTIES, WHETHER IN AN ACTION OF CONTRACT, TORT (INCLUDING BUT NOT LIMITED TO NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS BEEN APPRISED OF THE POSSIBILITY OF SUCH DAMAGES.

(c) LIMITATION OF LIABILITY. EXCEPT IN THE CASE OF A PARTY’S BREACH OF THE COVENANTS SET FORTH IN SECTIONS 2(k), 2(l) AND 7 OF THIS AGREEMENT OR EITHER PARTY’S INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 10 OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL THE PARTIES BE LIABLE TO EACH OTHER FOR ANY AMOUNTS EXCEEDING THE AMOUNTS PAID BY MONSTER TO IHISPANO HEREUNDER.

(d) Basis of the Bargain. The Parties agree and acknowledge that this Section 9 has been included as a material inducement for the parties to enter into this Agreement and that the Parties would not have entered into this Agreement on the terms and conditions set forth herein but for the limitations and disclaimers of liability as set forth herein.

10. Indemnification.

(a) Indemnification of Monster. iHispano shall defend, indemnify and hold harmless Monster and its officers, directors, employees, agents, representatives and their respective heirs, successors and assigns against any and all expenses, damages, costs and liabilities (including, but not limited to, reasonable attorneys’ fees and expenses) resulting or arising from any Third Party claim or action that (i) iHispano has violated any applicable law or regulation, (ii) the iHispano Website, iHispano Vertical Channels, any services or content provided therein or any other content provided by iHispano to Monster hereunder infringe or misappropriate any patent, copyright, trade secret, or other Third Party proprietary or privacy right or (iii) iHispano has breached any agreement as a result of its compliance with this Agreement or Monster has induced or caused iHispano to breach any agreement not disclosed to Monster (including on Exhibit B hereto). iHispano shall defend any such claim with counsel of its own selection; provided, however, that Monster will not be bound by any determination of a claim so defended or any compromise or settlement effected without Monster’s consent (which may not be unreasonably withheld). If iHispano fails to assume the defense of such a claim within 30 days after receiving written notice thereof, Monster shall have the right to defend itself and Monster shall be entitled to prompt reimbursement by iHispano for all of its reasonable attorneys’ fees, costs and other damages incurred in defending or settling such claim, provided that any settlement will require the prior written approval of iHispano, such consent not to be unreasonably withheld.

(b) Indemnification of iHispano. Monster shall defend, indemnify and hold harmless iHispano and its officers, directors, employees, agents, representatives and their respective heirs, successors and assigns against any and all expenses, damages, costs and liabilities (including, but not limited to, reasonable attorneys’ fees) resulting or arising from any Third Party claim or action that (i) Monster has violated any applicable law or regulation or (ii) the Monster Web Site, any services or content provided therein or any other content provided by

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES A ND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WITH RESPECT TO THE OMITTED PORTIONS. OMITTED PORTIONS ARE INDICATED BY [***].

Monster hereunder infringe or misappropriate any patent, copyright, trade secret, or other Third Party proprietary right. Monster shall defend any such claim with counsel of its own selection; provided, however, that iHispano will not be bound by any determination of a claim so defended or any compromise or settlement effected without iHispano’s consent (which may not be unreasonably withheld). If Monster fails to assume the defense of such a claim within 30 days after receiving written notice thereof, iHispano shall have the right to defend itself and iHispano shall be entitled to prompt reimbursement by Monster for all of its reasonable attorneys’ fees, costs and other damages incurred in defending or settling such claim, provided that any settlement will require the prior written approval of Monster, such consent not to be unreasonably withheld.

11. Other Provisions.

(a) Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by overnight mail (postage prepaid) via a nationally recognized courier or sent by certified, registered or express mail, postage prepaid (“Notice”). Any such Notice shall be deemed given when so delivered personally, two days after the date sent by overnight mail, or, if mailed, five days after the date of deposit in the United States mails, to the address for such party first set forth in this Agreement. Any such person may by notice given in accordance with this Section 11(a) to the other Party hereto designate another address or person for receipt by such person of notices hereunder.

(b) Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous agreements, written or oral, with respect thereto.

(c) Waivers and Amendments. Unless otherwise provided herein, this Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

(e) Jurisdiction; Agents for Service of Process. Any judicial proceeding brought against any of the Parties to this agreement in regard to any dispute arising out of this agreement or any matter related hereto shall be brought in the federal courts located in New York, New York and the state courts located in New York, New York and, by execution and delivery of this Agreement, each of the Parties hereto accepts for itself and irrevocably submits to the non-exclusive jurisdiction of the aforesaid court, irrevocably agrees to be bound by any judgment rendered thereby in connection with this agreement and agrees not to assert, by way of motion, as a defense or otherwise, in any such judicial proceeding, any claim that it is not subject personally

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES A ND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WITH RESPECT TO THE OMITTED PORTIONS. OMITTED PORTIONS ARE INDICATED BY [***].

to the jurisdiction of such court, that the judicial proceeding is brought in an inconvenient forum, that the venue of the judicial proceeding is improper or that this agreement or the subject matter hereof may not be enforced in or by such court. Any and all service of process and other notice in any such judicial proceeding shall be effective against any Party if given personally, by overnight mail, or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such Party as provided herein.

(f) Assignment. This Agreement may not be assigned by either Party hereto. In the event of any sale, transfer or other disposition of all or substantially all of either Party’s assets or business, whether by merger, consolidation or otherwise, such Party may assign or transfer this Agreement and its rights hereunder provided that the assignee or transferee assumes the obligations of such Party hereunder either contractually or as a matter of law.

(g) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

(h) Counterparts. This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.

(i) Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(j) Invalidity. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any other provision of this Agreement, and such provisions shall be deemed modified to the extent necessary to make it (them) enforceable.

(k) Gender; Number. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

(l) Remedies. Without limiting any provision herein, and in addition to any rights and remedies set forth herein, the Parties hereunder shall have all rights and remedies under law and equity in connection with this Agreement.

(m) Construction. No provision of this Agreement shall be construed against or in favor of any Party hereto because such Party’s counsel drafted, revised, commented upon or did not draft, revise or comment upon, such provision.

(n) Independent Contractor. Each Party is and shall remain an independent contractor with respect to all performance under this Agreement. Neither Party will have, and will not represent that it has, any power, right or authority to bind the other Party, or to assume or create any obligation or responsibility, express or implied, on behalf of the other Party or in the other Party’s name, except as herein expressly provided. No employee of either Party shall be

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES A ND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WITH RESPECT TO THE OMITTED PORTIONS. OMITTED PORTIONS ARE INDICATED BY [***].

considered an employee or agent of the other Party for any purpose. Each Party assumes sole responsibility for the supervision, daily direction and control, payment of salary (including withholding of income taxes and social security), worker’s compensation, disability benefits and the like of its employees.

IN WITNESS WHEREOF, iHispano and Monster have caused this Alliance Agreement to be signed and delivered by their duly authorized representatives, all as of the Effective Date.

MONSTER, INC.

By:	/s/ Steven J. Pemberton

Name:	Steven J. Pemberton
Title:	Chief Diversity Officer

iHISPANO.COM, LLC

By:	/s/ Rudy Martinez

Name:	Rudy Martinez
Title:	CEO

Exhibit A

iHispano Marks

IHISPANO.COM® (U.S. Registration No. 2,481,760; issued 8/28/01)

IHISPANO™

Logo (trademark application pending):

Exhibit B

Existing Agreements

[***]

Exhibit C

None